BY-LAWS

OF

CAPITOL SERIES TRUST

September 18, 2013

ARTICLE 1

Agreement and Declaration of Trust and Offices

1.1 Agreement and Declaration of Trust. These By-Laws shall be subject to the Agreement and Declaration of Trust, as from time to time in effect (the “Declaration of Trust”), of Capitol Series Trust, the Ohio business trust established by the Declaration of Trust (the “Trust”).

1.2 Offices. The Trust may maintain one or more other offices, including its principal office, in or outside of Ohio, in such cities as the Trustees may determine from time to time. Unless the Trustees otherwise determine, the principal office of the Trust shall be located in Indianapolis, Indiana.

ARTICLE 2

Meetings of Trustees

2.1 Regular Meetings. Regular meetings of the Trustees may be held without call or notice at such places and at such times as the Trustees may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent Trustees. A regular meeting of the Trustees may be held without call or notice immediately after and at the same place as any meeting of the shareholders.

2.2 Special Meetings. Special meetings of the Trustees may be held at any time and at any place designated in the call of the meeting when called by the President or the Treasurer or by two or more Trustees, sufficient notice thereof being given to each Trustee by the Secretary or an Assistant Secretary or by the officer or the Trustees calling the meeting.

2.3 Notice. It shall be sufficient notice to a Trustee of a special meeting to send notice by mail at least forty-eight hours or by telegram at least twenty-four hours before the meeting addressed to the Trustee at his or her usual or last known business or residence address or to give notice to him or her in person or by telephone at least twenty-four hours before the meeting. Notice of a meeting need not be given to any Trustee if a written waiver of notice, executed by the Trustee before or after the meeting, is filed with the records of the meeting, or to any Trustee who attends the meeting without protesting prior thereto or at its commencement the lack of notice to the Trustee. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

2.4 Quorum. At any meeting of the Trustees a majority of the Trustees then in office shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

2.5 Participation by Telephone. One or more of the Trustees or members of any committee of the Trustees may participate in a meeting thereof by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting except as otherwise provided by the Investment Company Act of 1940, as amended.

2.6 Action by Consent. Any action required or permitted to be taken at any meeting of the Trustees or any committee thereof may be taken without a meeting, if a written consent of such action is signed by a majority of the Trustees then in office or a majority of the members of such committee, as the case may be (or such larger or different number as may be required by the Investment Company Act of 1940, as amended, other applicable law, or by express provisions of the Declaration of Trust or these By-Laws), and such written consent is filed with the minutes of the proceedings of the Trustees or such committee.

ARTICLE 3

Officers

3.1 Enumeration and Qualification. The officers of the Trust shall be a President, a Treasurer, a Chief Compliance Officer, a Secretary and such other officers, including Vice Presidents, if any, as the Trustees from time to time may in their discretion elect. The Trust may also have such agents as the Trustees from time to time may in their discretion appoint. Any officer may be but none need be a Trustee or shareholder. Any two or more offices may be held by the same person.

3.2 Election. The President, the Treasurer and the Secretary shall be elected annually by the Trustees. Other officers, if any, may be elected or appointed by the Trustees at any time. Vacancies in any office may be filled at any time.

3.3 Tenure. The President, the Treasurer and the Secretary shall hold office for one year or until their respective successors are chosen and qualified, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified. Each other officer shall hold office and each agent shall retain authority at the pleasure of the Trustees.

3.4 Powers. Subject to the other provisions of these By-Laws, each officer shall have, in addition to the duties and powers herein and in the Declaration of Trust set forth, such duties and powers as are commonly incident to the office occupied by him or her as if the Trust were organized as an Ohio business corporation and such other duties and powers as the Trustees may from time to time designate.

Capitol Series Trust

By-Laws

September 18, 2013

3.5 President. Unless the Trustees otherwise provide, the President, or in the absence of the President, any Trustee chosen by the Trustees, shall preside at all meetings of the shareholders and of the Trustees. The President shall be the chief executive officer.

3.6 Treasurer. The Treasurer shall be the chief financial and accounting officer of the Trust, and shall, subject to the provisions of the Declaration of Trust and to any arrangement made by the Trustees with a custodian, investment adviser or manager, or transfer, shareholder servicing or similar agent, be in charge of the valuable papers, books of account and accounting records of the Trust, and shall have such other duties and powers as may be designated from time to time by the Trustees or by the President.

3.7 Chief Compliance Officer. The Chief Compliance Officer (“CCO”) shall be the principal compliance officer and shall be responsible for overseeing and administering the Trust’s policies and procedures, adopted in accordance with Rule 38a-1 promulgated under the Investment Company Act of 1940, as amended (“Rule 38a-1”), or otherwise, that are reasonably designed to prevent violations of the federal securities laws in connection with the Trust’s activities. The CCO shall be authorized to compel all officers, employees and agents of the Trust to produce the books and records of each series’ investment adviser, administrator, principal underwriter, transfer agent, shareholder servicing agent, and any other service providers to the Trust (each a “Service Provider”). The CCO shall have all such other powers and perform such other duties consistent with the administration of the Trust’s compliance policies and procedures and the CCO’s other responsibilities under Rule 38a-1, as shall from time to time be prescribed by the Trustees. The CCO shall make recommendations to the Trust and the Service Providers as to any amendments that the CCO believes are necessary and desirable to carry out or improve the compliance policies and procedures. The CCO shall be subject to the oversight of the Trustees. The Trustees, including a majority of Trustees who are not “interested persons” (as that term is defined by the Investment Company Act of 1940, as amended) of the Trust, shall have the exclusive authority to hire and remove the CCO and to set the CCO’s compensation. The CCO shall prepare and make the annual report to the Trustees concerning the compliance policies and procedures as required by Rule 38a-1.

3.8 Secretary. The Secretary shall record all proceedings of the shareholders and the Trustees in books to be kept therefor, which books or a copy thereof shall be kept at the principal office of the Trust. In the absence of the Secretary from any meeting of the shareholders or Trustees, an assistant secretary, or if there be none or if he or she is absent, a temporary secretary chosen at such meeting shall record the proceedings thereof in the aforesaid books.

3.9 Resignations and Removals. Any officer may resign at any time by written instrument signed by him or her and delivered to the President or the Secretary or to a meeting of the Trustees. Such resignation shall be effective upon receipt unless specified to be effective at some other time. The Trustees may remove any officer elected by them with or without cause. Except to the extent expressly provided in a written agreement with the Trust, no officer shall have any right to any compensation for any period following the officer’s death, resignation, retirement, removal or incapacity or any right to damages on account of his removal.

Capitol Series Trust

By-Laws

September 18, 2013

ARTICLE 4

Committees

4.1 General. The Trustees, by vote of a majority of the Trustees then in office, may elect from their number an executive committee or other committees and may delegate thereto some or all of their powers except those which by law, by the Declaration of Trust, or by these By-Laws may not be delegated. Except as the Trustees may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Trustees or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these By-Laws for the Trustees themselves. All members of such committees shall hold such offices at the pleasure of the Trustees. The Trustees may abolish any such committee at any time. Any committee to which the Trustees delegate any of their powers or duties shall keep records of its meetings and shall report its action to the Trustees. The Trustees shall have power to rescind any action of any committee, but no such rescission shall have retroactive effect.

ARTICLE 5

Reports

5.1 General. The Trustees and officers shall render reports at the time and in the manner required by the Declaration of Trust or any applicable law. Officers and committees shall render such additional reports as they may deem desirable or as may from time to time be required by the Trustees.

ARTICLE 6

Fiscal Year

6.1 General. The fiscal year of each Series of the Trust shall be fixed by, and shall be subject to change by, the Trustees.

ARTICLE 7

Seal

7.1 General. If required by applicable law, the seal of the Trust shall consist of a flat-faced die with the word “Ohio”, together with the name of the Trust and the year of its organization cut or engraved thereon, but, unless otherwise required by the Trustees, the seal shall not be necessary to be placed on, and its absence shall not impair the validity of, any document, instrument or other paper executed and delivered by or on behalf of the Trust.

Capitol Series Trust

By-Laws

September 18, 2013

ARTICLE 8

Execution of Papers

8.1 General. Except as the Trustees may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, contracts, notes and other obligations made by the Trustees shall be signed by the President, any Vice President, or by the Treasurer and need not bear the seal of the Trust.

ARTICLE 9

Issuance of Share Certificates

9.1 Share Certificates. In lieu of issuing certificates for shares, the Trustees or the transfer agent may either issue receipts therefor or may keep accounts upon the books of the Trust for the record holders of such shares, who shall in either case be deemed, for all purposes hereunder, to be the holders of certificates for such shares as if they had accepted such certificates and shall be held to have expressly assented and agreed to the terms hereof.

The Trustees may at any time authorize the issuance of share certificates. In that event, each shareholder shall be entitled to a certificate stating the number of shares owned by him, in such form as shall be prescribed from time to time by the Trustees. Such certificate shall be signed by the President or a Vice President and by the Treasurer or Assistant Treasurer. Such signatures may be facsimiles if the certificate is signed by a transfer agent, or by a registrar, other than a Trustee, officer or employee of the Trust. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall cease to be such officer before such certificate is issued, it may be issued by the Trust with the same effect as if he were such officer at the time of its issue.

9.2 Loss of Certificates. In case of the alleged loss or destruction or the mutilation of a share certificate, a duplicate certificate may be issued in place thereof, upon such terms as the Trustees shall prescribe.

9.3 Issuance of New Certificate to Pledgee. In the event certificates have been issued, a pledgee of shares transferred as collateral security shall be entitled to a new certificate if the instrument of transfer substantially describes the debt or duty that is intended to be secured thereby. Such new certificate shall express on its face that it is held as collateral security, and the name of the pledgor shall be stated thereon, who alone shall be liable as a shareholder, and entitled to vote thereon.

9.4 Discontinuance of Issuance of Certificates. The Trustees may at any time discontinue the issuance of share certificates and may, by written notice to each shareholder, require the surrender of share certificates to the Trust for cancellation. Such surrender and cancellation shall not affect the ownership of shares in the Trust.

Capitol Series Trust

By-Laws

September 18, 2013

ARTICLE 10

Custodian

10.1 General. The Trust shall at all times employ a bank or trust company having a capital, surplus and undivided profits of at least Five Hundred Thousand ($500,000) Dollars as custodian of the capital assets of the Trust (the “Custodian”). The Custodian shall be compensated for its services by the Trust and upon such basis as shall be agreed upon from time to time between the Trust and the Custodian.

ARTICLE 11

Dealings with Trustees and Officers

11.1 General. Any Trustee, officer or other agent of the Trust may acquire, own and dispose of shares of the Trust to the same extent as if he were not a Trustee, officer or agent; and the Trustees may accept subscriptions to shares or repurchase shares from any firm or company in which he is interested.

ARTICLE 12

Shareholders

12.1 Meetings. A meeting of the shareholders of the Trust shall be held whenever called by the Trustees and whenever otherwise required pursuant to the Declaration of Trust. Any meeting shall be held at such place and time and on such day as the President or the Trustees may fix in the notice of the meeting.

12.2 Record Dates. For the purpose of determining the shareholders who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to receive payment of any dividend or of any other distribution, the Trustees may from time to time fix a time, which shall be not more than 60 days before the date of any meeting of shareholders or the date for the payment of any dividend or of any other distribution, as the record date for determining the shareholders having the right to notice of and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution, and in such case only shareholders of record on such record date shall have such right, notwithstanding any transfer of shares on the books of the Trust after the record date; or without fixing such record date the Trustees may for any such purposes close the register or transfer books for all or any part of such period.

ARTICLE 13

Amendments to the By-Laws

13.1 General. These By-Laws may be amended or repealed, in whole or in part, by a majority of the Trustees then in office at any meeting of the Trustees, or by one or more writings signed by such a majority.

Capitol Series Trust

By-Laws

September 18, 2013